Exhibit 10.1

First Ottawa Bancshares Announces Dividend

Ottawa, Ill., May 10, 2007 - The Board of Directors of First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) approved the payment of a $1.00 per share semi annual cash dividend on the Company’s common stock. The combined $1.00 per common share cash dividend marks the eleventh consecutive year that this semiannual payment has been declared.